Better For You Wellness Improves Access to Capital
with $5 Million USD Standby Equity Commitment
Agreement

Columbus, Ohio - April 20, 2022 - Better For You Wellness, Inc. (OTCQB: BFYW) ("Better For You Wellness" or the "Company"), an Ohio-based company focused on the rapidly-growing $1.5T wellness industry, is pleased to announce that it has secured a $5,000,000 USD Standby Equity Commitment Agreement ("SECA") facility from MacRab LLC, a Florida limited liability company ("MacRab").

The Standby Equity Commitment Agreement provides Better For You Wellness with an option to sell up to $5,000,000 worth of the Company's common stock to MacRab, in increments, over the period ending twenty-four (24) months after the date that the Company's registration statement is deemed effective by the U.S. Securities and Exchange Commission, (the "SEC") pursuant to the terms and conditions contained in the SECA.

"We believe the SECA facility will strengthen the Better For You Wellness capitalization profile as planned M&A activity is set to come to fruition," said Ian James, Chief Executive Officer of Better For You Wellness, Inc. "Having strong financial partners like Mast Hill Fund, L.P. and MacRab LLC allows Better For You Wellness to continue its aggressive growth strategy as planned."

The Company intends to use net proceeds from this transaction for expansion, acquisitions, legal costs, filing fees, and other general purposes.

For more details, please refer to the Company's Form 8-Ks filed with the SEC at https://www.sec.gov.

About Better For You Wellness, Inc.

Better For You Wellness, Inc. (OTCQB: BFYW) is a Columbus, Ohio-based Company pursuing a dual buy-and-build model within the wellness industry. Better For You Wellness, Inc., through its wholly-owned subsidiary, builds and operates digitally-native, mission-driven brands within the clean beauty sector, including Better Suds. Better For You Wellness, Inc. is also under LOI to acquire multiple companies within the clean and natural beauty category. Learn more at https://BFYW.com.

Contact:

Better For You Wellness, Inc.

Ian James, CEO

investors@bfyw.com

Forward-Looking Statements

This press release may contain forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including "could," "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" and the negative of these terms or other comparable terminology. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this report. Except as required by applicable law, we do not intend to update any of the forward-looking statements so as to conform these statements to actual results. Investors should refer to the risks disclosed in the Company's reports filed with SEC (https://www.sec.gov/).